Exhibit 10.15

September 10, 2010

Geoff Parker

Re:
Employment Terms

Dear Geoff:

        Anacor Pharmaceuticals, Inc. (the "Company"), is pleased to offer you the position of Senior Vice President, Chief Financial Officer ("CFO"), on the following terms. Your employment shall commence on September 13, 2010.

POSITION

        You will serve in an executive capacity and shall perform the duties of CFO as commonly associated with this position and as required by the Company. In this key position, you will primarily be responsible for overseeing or participating in financial plans and policies, accounting practices and procedures, and the organization's relationship with the financial community. You will direct the controller function, accounting, treasure, tax, as well as investor relations, business development, legal and administration. You will also serve as part of the management team and will participate in selected tasks as assigned by the Company. You will report to David Perry, the Chief Executive Officer of the Company.

        You will work at the Company's corporate headquarters which are currently located in Palo Alto, CA, subject to business travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies or applicable law) to the business of the Company. The Company reserves the right to change your position, duties, reporting relationship, work location, job duties, and the Company's general employment policies and procedures, from time to time in its discretion.

        Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company's general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company.

COMPENSATION

        Your initial base salary will be paid at the rate of $27,916.67 per month, which is equivalent to $335,000 annually, less standard payroll deductions and withholdings. You will be paid semi-monthly in accordance with Company practice and policy. As a full-time exempt employee, you will be expected to work the Company's normal business hours and such additional time as may be required by the nature of your work assignments; and you will not be eligible for overtime compensation.

        In addition, you will be eligible to earn a performance bonus of up to thirty-five percent (35%) of your annual base salary ("Performance Bonus"). Twenty-five percent (25%) of the Performance Bonus is contingent on your achievement of individual performance objectives as mutually established by you and the Company ("Individual Component") each year (prorated for any partial year). The remaining seventy-five percent (75%) is contingent on the Company's achievement of its corporate objectives ("Company Component"). The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service. The Company will determine in its sole discretion, the level of achievement of each Performance Bonus component. The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings. As a condition precedent to earning and receiving a Performance Bonus, you must remain an active employee with the Company through the date the bonus otherwise is scheduled to be paid. If your employment has been terminated for any reason before such date, whether by you or the Company, then you will not be entitled to any Performance Bonus.

        Your compensation package will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and are subject to change in the discretion of the Board (or any authorized committee thereof).

STOCK OPTIONS

        Subject to approval of the Company's Board of Directors (the "Board"), the Company will grant you an option (the "Option") to purchase 850,000 shares of the Company's common stock pursuant to the Company's 2001 Equity Incentive Plan (the "Plan") at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Board. The Option will be subject to a four-year vesting period subject to your continued employment with the Company, with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of your vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of your continued service. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement.

BENEFITS

        You will be eligible to participate in the Company's standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the Company to its executive employees generally, including but not limited to group health insurance coverage, disability insurance, life insurance, and 401(k) Plan. In addition, in accordance with the Company's paid time off ("PTO") policies, you will accrue PTO at an annual rate of four (4) weeks or twenty (20) days, subject to a maximum permitted accrual of thirty (30) days. In your fifth (5th) year of employment with the Company, you will accrue PTO at an annual rate of five (5) weeks or twenty-five (25) days, subject to a maximum permitted accrual of thirty-eight (38) days. The Company may modify its benefits programs from time to time in its discretion.

CHANGE OF CONTROL

        In the event of a Change of Control of the Company, you will be entitled to the benefits set forth in the Change of Control Agreement attached hereto as Attachment A, subject to the terms and conditions described in such agreement.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

        As a condition of employment, you are required to sign and abide by the Company's Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement"), a form of which is attached hereto as Attachment B.

PROTECTION OF THIRD PARTY INFORMATION

        In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality; and not to violate any lawful agreement that you may have with any third party. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company, or which otherwise could create a conflict of interest with the Company.

OUTSIDE ACTIVITIES

        Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company's business interests or conflict with your duties to the Company.

        During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

AT-WILL EMPLOYMENT RELATIONSHIP

        Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

SEVERANCE BENEFITS

        If, at any time after an underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (an "IPO"), (a) the Company terminates your employment without Cause (as defined herein), and other than as a result of your death or disability, or (b) you resign for Good Reason (as defined herein), and provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)) (a "Separation from Service"), you shall be entitled to receive the following severance benefits: (i) severance pay in the form of a lump sum payment equal to nine (9) months of your base salary in effect on the effective date of termination; and (ii) if you timely elect continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue your medical insurance coverage in effect for yourself and your eligible dependents on the termination date for the first nine (9) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage). If Separation from Service occurs before an IPO, then instead of the benefits in the foregoing sentence, you will be entitled to receive one hundred thousand (100,000) vested shares of stock options.

        Such severance benefits are conditional upon (a) your continuing to comply with your obligations under your Confidential Information Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date. Any lump sum severance payment will be subject to standard deductions and will be made on the 40th day following your termination.

        For purposes of this Agreement, "Cause" means (A) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (C) your material breach of any written agreement between you and the Company (including but not limited to your Confidential Information Agreement) or material breach or neglect of any statutory or fiduciary duty you owe to the Company; or (D) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as determined by the Board.

        For purposes of this Agreement, you shall have "Good Reason" for your resignation from your employment with the Company and/or any of its subsidiaries or parent entities for up to ninety (90) days following the occurrence of one of the following events without your consent and after having provided thirty (30) days prior written notice and an opportunity to cure to the Company and the failure by the Company to cure the event: (A) material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" in and of itself unless your new duties are substantially reduced from the prior duties; (B) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then current principal place of employment immediately prior to such relocation; or (C) a reduction of at least 10% of your gross base salary (unless pursuant to a salary reduction program applicable generally to the Company's executive employees).

        It is intended that the severance benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this letter shall be paid as otherwise provided herein.

MISCELLANEOUS

        This letter, including the attached Confidential Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company's or the Board's discretion, can only be made in a writing signed by a duly-authorized officer of the Company and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

        To ensure the rapid and economical resolution of disputes that may arise under or relate to this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, execution, or interpretation of this Agreement, your employment or the termination of your employment (collectively, "Claims"), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. ("JAMS") before a single arbitrator in Palo Alto, California in accordance with the applicable JAMS rules then in effect (except in the event such rules may conflict with this paragraph, the terms of this paragraph will control). Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; and Claims pursuant to common law, tort law or contract law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; and (b) exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

        As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

        Please sign this letter and the attached Confidential Information Agreement and return them to me within three (3) days to accept employment with the Company on the terms set forth herein. Our employment offer will expire if we do not receive the fully signed letter and Confidential Information Agreement from you within this timeframe. We are very excited about having you join us and look forward to working with you.

Sincerely,
ANACOR PHARMACEUTICALS, INC.
/s/ DAVID PERRY DAVID PERRY Chief Executive Officer
UNDERSTOOD AND AGREED:
/s/ GEOFF PARKER GEOFF PARKER
9/22/10 Date